Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Myriad Genetics, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Myriad Genetics, Inc. of our report dated August 25, 2003, relating to the consolidated balance sheets of Myriad Genetics, Inc. and subsidiaries as of June 30, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2003, which report appears in the June 30, 2003 annual report on Form 10-K of Myriad Genetics, Inc.

/s/ KPMG LLP

Salt Lake City, Utah

May 6, 2004